Exhibit 10.1

Alliance One International, Inc.

2007 Incentive Plan

Form of Restricted Stock Agreement

CAREER SHARES

THIS AGREEMENT, dated the              day of                         ,             , between Alliance One International, Inc., a Virginia corporation (the “Company”), and                  (“Participant”), is made pursuant and subject to the provisions of the Company’s 2007 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock. Pursuant to the terms of the Plan, the Company, on                     ,              (the “Date of Award”), awarded the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a Stock Award covering              shares of Common Stock of the Company (the “Restricted Stock”).

2. Terms and Conditions.

a. Vesting. Except as provided in paragraph 2(e), the Participant’s interest in the Restricted Stock shall vest and become non-forfeitable on the first date that one of the requirements in the following sentence is satisfied. The requirements of this sentence are satisfied if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Award until the earliest of (i) the third anniversary of the Date of Award, (ii) the date of the Participant’s death, (iii) the date that the Participant’s employment ends on account of Disability or (iv) the date of a Change in Control. Restricted Stock that has not vested in accordance with the two preceding sentences shall be forfeited, and the Participant shall have no further rights in the Restricted Stock, upon the termination of the Participant’s employment with the Company and its Affiliates.

b. Transferability. The Restricted Stock may not be transferred before it becomes vested in accordance with paragraph 2(a). If the Restricted Stock becomes vested in accordance with paragraph 2(a), it will become transferable on the earliest of (i) the date the Participant attains age 60, (ii) the seventh anniversary of the date the Restricted Stock became vested or (iii) the date that the Participant’s employment with the Company and its Affiliates terminates. Notwithstanding the two preceding sentences, shares of Restricted Stock may be surrendered to, or withheld by, the Company in accordance with procedures established by the Company to satisfy income and employment taxes attributable to the Restricted Stock.

c. Stock Power. With respect to shares of Restricted Stock forfeited under paragraph 2(a) or paragraph 2(e), the Participant does hereby irrevocably constitute and appoint the Alliance One International, Inc. Corporate Secretary or the Vice President Compensation & Benefits as his attorney to transfer on the books of the Company, with full power of substitution in the premises, any shares of Restricted Stock that are forfeited in accordance with this Agreement. Such person or persons shall use the authority granted in this paragraph 2(c) to cancel any shares of Restricted Stock that are forfeited or subject to rescission under paragraph 2(a) or paragraph 2(e).

d. Custody of Certificates. Custody of stock certificates evidencing the shares of Restricted Stock shall be retained by the Company. The Company shall deliver the stock certificates evidencing the shares to the Participant as soon as practicable after the date that the transfer restrictions applicable to the Participant with respect to the Restricted Stock lapse in accordance with paragraph 2(b).

e. Misconduct. The Committee shall have the authority to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any non-vested shares of Restricted Stock awarded under this Agreement if the Committee determines that the Participant has (i) violated the Company’s Code of Conduct (as in effect from time to time); (ii) violated any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an Affiliate; or (iii) engaged in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission (the foregoing enumerated items being hereinafter referred to, individually or collectively, as a “Prohibited Activity”).

Furthermore, in the event the Committee in its discretion determines that the Participant has engaged in a Prohibited Activity at any time prior to or during the six months after any vested shares of Restricted Stock awarded hereunder have become transferable pursuant to paragraph 2(b) (hereinafter, “Transferable Shares”), the Committee may rescind the vesting of and lapse of transfer restrictions with respect to such Transferable Shares, provided the Committee takes such action by the later of (i) two years after the date the Transferable Shares became transferable pursuant to paragraph 2(b), or (ii) two years after the occurrence of the Prohibited Activity. Upon such rescission, the Company at its sole option may require the Participant to (a) deliver and convey to the Company the Transferable Shares; (b) in the case of Transferable Shares that have been sold or otherwise disposed of by the Participant, pay to the Company an amount equal to the proceeds from the sale of such Transferable Shares; or (c) pay to the Company an amount equal to the market price of the Transferable Shares (as of the date the Transferable Shares became transferable pursuant to paragraph 2(b)). The Company shall be entitled to set-off any such amount owed to the Company against any amount or benefit owed to the Participant by the Company, and the Participant shall forfeit the amount or benefit applied to set-off such amount owed to the Company. Further, if the Company commences an action against such Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Participant engaged in a Prohibited Activity or otherwise violated the provisions of paragraph 2 of this Agreement, the Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

3. Shareholder Rights. The Participant will have the right to receive dividends and vote the shares of Restricted Stock prior to their forfeiture in accordance with this Agreement.

4. Disability. For purposes of this Agreement, “Disability” means that the Participant has ceased active employment with the Company and its Affiliates on account of a permanent and total disability as defined in Section 22(e)(3) of the Code.

5. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the

Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In accordance with procedures established by the Company, the Company may withhold from Common Stock issued or delivered to the Participant, sufficient shares of Common Stock (valued as of the preceding day) to satisfy withholding and employment taxes, or the Company shall direct the Participant to pay to the Company in cash or Common Stock (valued as of the day preceding the payment) sufficient amounts or shares to satisfy such obligation.

6. No Right to Employment. The Plan and this Agreement will not confer upon the Participant any right with respect to the continuance of employment or other service with the Company or any Affiliate and will not interfere in any way with any right that the Company or any Affiliate would otherwise have to terminate any employment or other service of the Participant at any time. For purposes of this Agreement, the continuous employ of the Participant with the Company or an Affiliate shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Affiliate by reason of (a) the transfer of his or her employment among the Company and its Affiliates or (b) an approved leave of absence.

7. Not Part of Regular Compensation. This Agreement shall not be construed as a guarantee that the Participant will earn or accrue a benefit. The Participant agrees and acknowledges that the Restricted Stock and any benefits that may be earned with respect thereto are not and shall not be treated as part of the Participant’s regular compensation for any purpose.

8. Relation to Other Benefits. Except as specifically provided, any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Affiliate and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or an Affiliate.

9. Change in Capital Structure. The terms of this Restricted Stock award are subject to adjustment pursuant to Article XII of the Plan.

10. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.

12. Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

13. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

14. Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Restricted Stock hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.

15. Committee Discretion. The Committee shall have all of the powers granted under Article III of the Plan, including but not limited to the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

ALLIANCE ONE INTERNATIONAL, INC.

By

Participant